Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports First Quarter 2009 Results

Return to Profitability on Strong Revenue Growth of 9.5%

DENVER — May 7, 2009 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the first quarter ended March 31, 2009.  The Company reported first quarter 2009 revenue of $70.7 million, representing growth of 9.5% over the first quarter of 2008.  The Company reported net income of $0.04 per share in the first quarter 2009 compared to a net loss of $0.02 per share in the first quarter of 2008.  Adjusted net income (excluding impairment and restructuring charges and income from discontinued operations) was $0.04 per share in the first quarter of 2009 compared to an adjusted net loss of $0.02 per share in the first quarter of 2008.  The impairment and restructuring charges in the first quarter of 2009 were primarily a result of the closure of a facility in Regina, Saskatchewan and impairment of certain Canadian assets.  Income from discontinued operations was from the sale of the Company’s Domain.com subsidiary.

Summary of Financial Results

StarTek reported first quarter 2009 revenue of $70.7 million, a 9.5% increase compared to $64.6 million in the first quarter of 2008.  Revenue growth was primarily due to the Company’s site expansion strategy in 2008 which drove a 14.5% increase in full-time equivalent agent headcount in the first quarter of 2009 from the first quarter of 2008.  The expansion came primarily from new business with existing clients in the U.S. and Offshore segments.

Gross margin increased to 15.2% in the first quarter of 2009, compared to 14.7% in the first quarter of 2008 and 11.0% in the fourth quarter of 2008.  The increase was driven by the ramp of new sites opened in 2008, the closure of non-performing sites, and improved U.S. to Canadian foreign exchange rates.

SG&A expense decreased to $9.7 million in the first quarter of 2009, compared to $10.1 million in the first quarter of 2008 and $10.3 million in the fourth quarter of 2008.  SG&A expense as a percentage of revenue was 13.7% during the first quarter of 2009 which is the lowest in nine quarters.  The decline was due to cost-cutting measures initiated in late 2008.

The Company reported net income of $0.04 per share in the first quarter 2009 compared to a net loss of $0.02 per share in the first quarter of 2008.  Adjusted net income (excluding impairment and restructuring charges and income from discontinued operations) was $0.04 per share in the first quarter of 2009 compared to an adjusted net loss of $0.02 per share in the first quarter of 2008.  The increase in adjusted net income per share was driven by higher revenue, improved gross margins and lower SG&A expense, as discussed above.

The Company’s cash position improved during the quarter with cash and investments increasing to $28.1 million at March 31, 2009 from $18.0 million at December 31, 2008.  Meanwhile, total debt declined to $5.9 million.  The increase in cash was driven by positive cash from operations of $4.8 million and $7.1 million of proceeds from the Domain.com sale.  Capital expenditures were also significantly lower than in past quarters at $1.2 million.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).

Q1 Highlights

During the quarter, the Company:

•                  Experienced strong demand with revenue growth of 9.5% despite difficult economic conditions

•                  Continued site optimization efforts leading to improved gross profit, which when combined with lower SG&A expense, allowed the Company to post its first quarter of positive EPS in five quarters

•                  Signed two new contracts, including a significant 5-year contract with Cincinnati Bell Inc.

•                  Completed the closure of its Petersburg and Regina sites and improved utilization and gross margins across all segments from the fourth quarter of 2008

•                  Remained ahead of schedule with its Philippines ramp, where two-thirds of the capacity has been committed, and actively explored further international expansion opportunities

•                  Sold its Domain.com subsidiary in exchange for cash of $7.1 million

•                  Expanded technology service offerings which include hosted IT infrastructure and application services encompassing interactive voice response (IVR), virtual queuing, voice over IP (VoIP) phone service, workforce management and quality assurance

“The first quarter results demonstrate the enhancements to StarTek’s service delivery platform,” said Larry Jones, President and CEO of StarTek.  “We are excited about the new business added during the quarter and the improvements in site performance.  This year is off to a good start and we believe we are well positioned for continued growth during the remainder of 2009.”

Conference Call and Webcast Details

StarTek will host a conference call today, May 7, 2009, to discuss the first quarter 2009 financial results at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 800-798-2796 (or 617-614-6204 for international callers) and enter “82640088”.  You may also listen to the teleconference live via our website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on our website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry.   Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience.  These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology.  The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes.  Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities in the U.S., Canada and the Philippines.  For more information visit the Company’s website at www.startek.com or contact us at 800-541-1130.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to unfavorable economic conditions, inability to renew or replace sources of capital funding, the value of the Company’s investment securities, reliance on two significant customers, consolidation of customers,  trend of communications companies to out-source non-core services, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel, lack of success of our clients’ products or services, the Company’s productivity and utilization, a pending securities suit, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, lack of a significant international presence, geopolitical military conditions, interruption to our business, and increasing costs of or interruptions in telephone and data services, a volatile stock price, compliance with Sarbanes-Oxley Act of 2002 requirements.  Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue	$70,711	$64,583
Cost of services	59,988	55,116
Gross profit	10,723	9,467
Selling, general and administrative expenses	9,692	10,090
Impairment losses and restructuring charges	6,437	108
Operating loss	(5,406)	(731)
Net interest and other (expense) income	(75)	310
Loss from continuing operations before income taxes	(5,481)	(421)
Income tax benefit	(1,493)	(18)
Net loss from continuing operations	(3,988)	(403)
Income from discontinued operations, net of tax (including gain on disposal of $6,936)	4,640	72
Net income (loss)	$652	$(331)

Basic and diluted net income (loss) per share from:
Continuing operations	$(0.27)	$(0.03)
Discontinued operations	0.31	0.01
Net income (loss)	$0.04	$(0.02)

Weighted average shares outstanding
Basic	14,753	14,705
Diluted	14,753	14,705

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and investments	$28,078	$18,017
Trade accounts receivable	49,327	51,510
Other current assets	7,347	8,133
Total current assets	84,752	77,660

Property, plant and equipment, net	54,644	59,608
Other assets	8,665	9,596
Total assets	$148,061	$146,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$24,664	$26,725
Current portion of long-term debt	3,349	3,366
Total current liabilities	28,013	30,091

Long-term debt, less current portion	2,535	3,455
Other liabilities	9,073	6,299
Total liabilities	39,621	39,845

Stockholders’ equity	108,440	107,019
Total liabilities and stockholders’ equity	$148,061	$146,864

	Three Months Ended March 31,
	2009	2008
Operating Activities
Net income (loss)	$652	$(331)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,011	4,400
Impairment losses	1,756	—
Non-cash compensation cost	465	373
Other, net	(3)	—
Changes in operating assets & liabilities and other, net	(2,026)	(7,426)
Net cash provided by (used in) operating activities	4,855	(2,984)

Investing Activities
Proceeds from (purchases of) investments available for sale, net	6,530	(670)
Purchases of property, plant and equipment	(1,236)	(3,946)
Proceeds from the sale of discontinued operations	7,075	—
Net cash provided by (used in) investing activities	12,369	(4,616)
Financing Activities
(Payments) proceeds on borrowings	(801)	364
Other financing, net	36	(11)
Net cash used in financing activities	(765)	353
Effect of exchange rate changes on cash	57	(430)
Net increase (decrease) in cash and cash equivalents	16,516	(7,677)
Cash and cash equivalents (not including investments) at beginning of period	9,580	23,026
Cash and cash equivalents (not including investments) at end of period	$26,096	$15,349

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(unaudited)

The information presented in this press release reports net income (loss) per share excluding 1) impairment and restructuring charges and 2) income from discontinued operations.  The following table provides a reconciliation of adjusted net income (loss) to net income (loss) calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of the impairment and restructuring charges and income from discontinued operations on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Net income (loss) per share excluding impairment and restructuring charges and income from discontinued operations:

	Three Months Ended March 31, 2009				Three Months Ended March 31, 2008
	GAAP	Adj.		Non-GAAP	GAAP	Adj.		Non-GAAP
Revenue	$70,711			$70,711	$64,583			$64,583
Cost of services	59,988			59,988	55,116			55,116
Gross profit	10,723			10,723	9,467			9,467
Gross margin	15.2%			15.2%	14.7%			14.7%

Selling, general & administrative expenses	9,692			9,692	10,090			10,090
Impairment losses and restructuring charges	6,437	(6,437	)(a)	—	108	(108	)(a)	—
Operating (loss) income	(5,406)			1,031	(731)			(623)
Net interest and other (expense) income	(75)			(75)	310			310
(Loss) income from continuing operations before income taxes	(5,481)			956	(421)			(313)
Income tax (benefit) expense	(1,493)	1,852	(b)	359	(18)	5	(b)	(13)
Net (loss) income from continuing operations	(3,988)			598	(403)			(300)
Income from discontinued operations, net of tax	4,640	(4,640	)(c)	—	72	(72	)(c)	—
Net income (loss)	652			598	(331)			(300)

Net income (loss) per share	$0.04			$0.04	$(0.02)			$(0.02)

(a)

Adjustment to subtract impairment and restructuring charges. In the first quarter of 2009, restructuring charges related primarily to the closure of our Regina, Saskatchewan site and impairment losses related to certain Canadian property, plant and equipment. In the first quarter of 2008, impairment and restructuring charges related to the closure of our Hawkesbury, Ontario site.

(b)	Adjustment to reflect the associated tax effect of the impairment and restructuring charges by tax affecting non-GAAP (loss) income before income taxes at the Company’s statutory rate, or 37.5%.
(c)	Adjustment to exclude income from discontinued operations related to the Company’s Domain.com subsidiary that was sold in the first quarter of 2009.